EXHIBIT 99.1
For Immediate Release
CRM Holdings, Ltd. Announces Fourth Quarter and Year End Results
HAMILTON, Bermuda, March 4, 2009 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the fourth quarter and full year ended December 31, 2008.
Three Months Ended December 31, 2008
In the fourth quarter of 2008, the Company incurred a net loss from continuing operations of $6.2 million, or $(0.38) per diluted share. In the same quarter of the prior year, the Company earned net income from continuing operations of $4.7 million, or $0.29 per diluted share. The swing in profitability was primarily due to increased loss ratio estimates for the current accident year. The loss ratio increases and other factors affecting the results are discussed in the Primary Insurance and Reinsurance sections below.
Total revenues from continuing operations in the fourth quarter of 2008 were $30.3 million, compared to $37.4 million in revenues in the fourth quarter of 2007. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2008 and results on a comparable basis for 2007.
Investment income during the quarter increased to $4.6 million from $3.4 million in the fourth quarter of the prior year. This was due to an increase of 18% in invested assets and the sale of the Company’s entire portfolio of equity securities during 2008 and the reinvestment of the proceeds into fixed income securities.
Total underwriting expenses for the quarter increased to $28.2 million from $22.2 million in the fourth quarter of 2007, primarily as a result of increased loss and loss adjustment expenses for the current accident year. These increased expenses resulted in an overall loss ratio during the fourth quarter of 2008 of 101.6% and an overall combined ratio of 118.1%, compared to an overall loss ratio of 53.5% and an overall combined ratio of 70.2% during the fourth quarter of 2007.
Loss from continuing operations before taxes was $7.9 million, compared to income of $5.9 million in the same quarter of the prior year.
Primary Insurance
During the quarter, the Company’s primary insurance segment, Majestic Insurance Company, experienced continuing growth in its underlying business, largely through its expansion in New York and New Jersey. The New York growth consisted substantially of policies offered to businesses that had been members of self-insured groups formerly managed by Compensation Risk Managers, LLC. As discussed below, underwriting results for this business were disappointing. The effect of Majestic’s 40% quota share reinsurance arrangement with an outside reinsurer, which was established on July 1, 2008, reduced net earned premiums at December 31, 2008, to $20.4 million, compared with $25.6 million in the same quarter a year ago.
Majestic’s underwriting loss was $7.0 million for the quarter compared to an underwriting profit of $2.7 million in the same quarter in the prior year. The swing was due to poor loss ratio results in New York and New Jersey and a slight increase in the loss ratio in California. Majestic began offering primary insurance policies in New York in October 2007 and added a block of policies in April 2008 totaling more than $19 million in annual premium. In the fourth quarter of 2008, it became clear that actual paid and incurred loss experience would produce results worse than previous estimates. This resulted in a significant increase in reserves for losses and loss adjustment expenses in the quarter. Results for the quarter in New Jersey suffered from the impact of higher than normal loss severity. The calendar year loss ratio in California edged up by 1.3% during the quarter, primarily a reflection of the softer pricing environment. In response to this environment, Majestic increased its filed rates in California by 11.6% effective January 1, 2009. The following table summarizes the impact of these items on the results for the quarter:

Majestic Insurance Company—Accident Year 2008
(dollars in thousands)

			Loss & ALAE Ratios[1]			Additional
	Net Earned		As of Sept. 30,	As of Dec. 31,	Increase (Decrease) in	Loss & LAE
	Premium		2008	2008	Loss & ALAE Ratios	Q4 2008
California	$55,723		64.80%	66.10%	1.30%	$724
New York	22,397		75.00%	89.50%	14.50%	3,248
New Jersey	10,950		63.50%	74.90%	11.40%	1,248
All Other	3,060		70.10%	70.60%	0.50%	15

	$92,129		67.30%	73.00%	5.70%	$5,251

Excess Workers’ Comp	1,208		45.60%	44.60%	(1.0%)	(12)

Total	$93,337	[2]	67.00%	72.60%	5.60%	$5,227	[3]

[1]	Note: Loss and Allocated Loss Adjustment Expense (ALAE) Ratios shown exclude Unallocated Loss Adjustment Expense (ULAE)

[2]	Items included in Net Earned Premium may be found in the corresponding line of Table 4

[3]	Additional Loss and Loss Adjustment Expenses can be found in the the corresponding line item of Table 2
Total underwriting acquisition and insurance expenses at Majestic were $8.3 million in the fourth quarter, compared to $7.5 million in the same quarter a year ago. Majestic’s combined ratio (total losses and loss adjustment expenses, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the fourth quarter was 134.1%, compared to 89.5% a year ago.
Reinsurance
The Company’s reinsurance segment, Twin Bridges, generated $3.5 million of net earned premium in the fourth quarter of 2008, down from $6.0 million in the fourth quarter of 2007. The decline was primarily attributable to the closure of the New York self-insured groups whose excess policies were reinsured by Twin Bridges. The underwriting loss of $2.8 million for the quarter, compared to an underwriting profit of $3.2 million in the same quarter in the prior year, was due to Twin Bridges’ 5% quota share of Majestic’s quarterly result and an increase in the expected ultimate value of excess insurance losses originating from the self-insured groups currently and formerly managed by the Company’s subsidiaries. Losses and loss adjustment expenses were 148% of net premium earned for the three months ended December 31, 2008, compared to 26% of net premium earned for the same three months in 2007.
Fee-based Business
Fee-based management services revenues were $1.9 million, compared to $2.7 million in the fourth quarter of 2007. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating profit of $0.2 million, compared to pre-tax income of $2.1 million in the same quarter a year ago.
Twelve Months Ended December 31, 2008
For the year ended December 31, 2008, net income from continuing operations was $2.0 million, or $0.12 per diluted share, compared to net income from continuing operations of $18.0 million, or $1.11 per diluted share, in 2007. Total revenues for the year increased to $143.2 million from $137.0 million in 2007.
The increase resulted largely from organic growth in premiums written at Majestic, particularly in New York and New Jersey, which was partly offset by the 40% quota share arrangement with an outside reinsurer that commenced on July 1, 2008.

For the year ended December 31, 2008, the combined ratio for the primary insurance segment was 107.2%, compared to 90.9% in 2007. The combined ratio for the reinsurance segment was 89.4%, compared to 48.2% in 2007.
Primary Insurance
For the year ended December 31, 2008, Majestic experienced continuing growth in its underlying business largely through its expansion in New York and New Jersey. As discussed above, nearly all of the New York growth was derived from offering policies to businesses that had been members of the self-insured groups formerly managed by Compensation Risk Managers. As of December 31, 2008, in-force premiums from primary insurance policies at Majestic were $157.2 million, compared with $106.5 million at the same time last year. Net earned premiums for the year ended December 31, 2008, were $93.3 million, compared with $91.6 million for the full year of 2007 due to the growth of Majestic’s business during the year, partly offset by the 40% quota share arrangement with an outside reinsurer that commenced July 1, 2008, and partly offset by the increase in net earned premiums in 2007 as a result of a novation and assignment transaction with New York Marine and General Insurance Company, which accounted for approximately $10.7 million of additional premiums during 2007.
The underwriting loss of $6.7 million for the year ended December 31, 2008, compared to an underwriting profit of $8.3 million for the year of 2007, was attributable to poor underwriting results on the New York book of business and greater than expected loss severity on the New Jersey book of business. Losses and loss adjustment expenses were 73.2% of net premium earned for the year ended December 31, 2008, compared to 62.7% of net premium earned for the whole of 2007.
Total underwriting acquisition and insurance expenses at Majestic were $31.8 million for the year ending December 31, 2008, compared to $25.8 million for the whole of 2007. Majestic’s combined ratio for the full year 2008 was 107.2%, compared to 90.9% a year ago.
Reinsurance
Twin Bridges generated $28.6 million of net earned premium for the year ended December 31, 2008, up from $25.3 million for 2007. The increase was due to having accepted a 40% quota share of Majestic’s primary business during the first quarter of 2008, which was subsequently modified to a 5% quota share arrangement in subsequent quarters. The increase was offset by lower earned premiums in the second half of 2008, which were attributable to the closure of the New York self-insured groups whose excess policies were reinsured by Twin Bridges. The underwriting profit of $3.0 million for 2008 compared to an underwriting profit of $13.1 million for the whole of 2007. The fall in profits of $10.1 million was due to a higher loss ratio associated with Twin Bridges’ reinsurance of Majestic’s primary insurance business and increases in the expected ultimate value of claims from excess policies written for the self-insured groups currently and formerly managed by the Company’s subsidiaries.
Fee-based Business
Fee-based management services revenues were $8.2 million for the year ended December 31, 2008, compared to $10.3 million for 2007. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating profit of $0.4 million, compared to pre-tax income of $1.8 million for the full year of 2007.
“The year of 2008 produced many challenges for the CRM business,” said Daniel G. Hickey Jr., CEO of CRM Holdings, Ltd. “For much of the year, an inflow of surplus capital put pressure on rates in our key market of California. In addition, after exiting the trust market in New York we have found the voluntary primary market to also have significant competitive challenges. There is no question we made underwriting mistakes in New York in our efforts to support the small businesses that had formerly been members of our self-insured groups. We have taken steps to strengthen and refine our book of business and have enhanced our risk selection and pricing disciplines.”

Investment Portfolio
As of December 31, 2008, the overall underlying credit rating of Majestic’s fixed income municipal portfolio (without secondary insurance) was AA+. The following tables illustrate Majestic’s investment portfolio distribution by sector and average credit rating.
Portfolio Distribution by Sector

	% of	Average
	Portfolio	Credit Rating
Government	17.1%	AAA
Agency	7.4%	AAA
Corporate	16.5%	A+
Mortgage Backed Securities	20.4%	A
Asset Backed Securities	2.8%	AAA
Municipal	35.8%	AA

Total	100.0%	AA+

Portfolio Distribution by Credit Rating

Credit Quality
AAA	58.7%
AA	23.3%
A	14.7%
BBB	3.3%
below BBB	0.0%

Average credit rating	AA+

The effective portfolio duration was 2.49 years, and the average tax-equivalent yield was 4.6%. At December 31, 2008, the Company had no exposure to equities, collateralized debt obligations or collateralized mortgage obligations.
Outlook
The Company’s outlook contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2009. Historically, the Company’s risk-based businesses have frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The Company expects earnings for the 2009 fiscal year of $0.10 to $0.15 per share and a modest growth in shareholder book value to approximately $6.70 per share by December 31, 2009.
This 2009 guidance incorporates the following expectations:
•
The Company’s portfolio of U.S. fixed income securities will be held at current levels of credit quality; interest rates will remain near current levels and produce an annualized percentage return very similar to the 2008 return.

•
In-force premiums were approximately $10 million lower on January 1, 2009, compared to December 31, 2008. The Company’s reassessment of its book of business continued through the first quarter, resulting in $4 million of additional non-renewed premium as of April 1, 2009. The overall loss and loss adjustment expense ratio for primary business in 2009 is expected to be 70%.

•
The Company has instituted hiring and base compensation freezes that will remain in effect throughout the year. Fee income from management of California trusts will remain stable for the balance of 2009.

•
The Company will be successful in significantly modifying Majestic’s quota share reinsurance treaty with a third party at renewal on July 1, 2009, resulting in lower costs, while at the same time providing sufficient cover to maintain Majestic’s A- rating from A.M. Best.

•	Majestic will be able to renew its excess reinsurance treaty on similar terms to the current treaty.
“We enter 2009 confidently because of the remarkable resilience we have shown in the face of change and uncertainty,” Mr. Hickey said. “CRM has maintained and even enhanced many of its key differentiators. We continue to provide high quality service for both our insured customers and the insurance broker community. Our relationships there have never been stronger. We have an AM Best A-minus rating and more than $109 million of equity capital. Our asset portfolio is invested for a very high level of safety with an average AA+ credit rating. Despite huge changes in our markets, significant competition and costly restructuring actions, we have increased our shareholders’ equity from $69 million at December 31, 2005, just after our IPO, to $109 million at the end of 2008. We have done this without once going back to the market to issue new shares. Again, we enter this year with confidence, and we are planning to do all we can to maintain our track record of increasing book value for our shareholders, as we have done each year since becoming a public company.”

Conference Call
The Company will host a conference call at 10:00 a.m. EST on Wednesday, March 4, 2009, to discuss earnings for the fourth quarter ended December 31, 2008. To participate in the event by telephone, please dial 877-719-9789 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 1134850. International callers should dial 719-325-4831. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s Web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, March 4, at approximately 1:00 p.m. EST through Wednesday, March 11 at midnight EST. Dial 888-203-1112 and enter the conference ID number 1134850. International callers should dial 719-457-0820 and enter the same conference ID number.
About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.
CRMH-E
Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343
Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	Failure to retain key personnel;

•	Economic downturns; and

•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	December 31,
	2008	2007
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $308,607 and $240,467)	$313,622	$242,969
Equity securities, available-for-sale (cost nil and $21,704)	—	22,374
Short-term investments	113	786
Investment in unconsolidated subsidiary	1,083	1,083

Total investments	314,818	267,212
Cash and cash equivalents	29,234	33,477
Cash and cash equivalents, restricted	810	809
Accrued interest receivable	3,184	2,766
Premiums receivable, net	11,935	13,891
Reinsurance recoverable	63,801	38,584
Accounts receivable, net	3,099	5,000
Deferred policy acquisition costs	1,084	623
Net deferred tax asset	7,809	7,473
Goodwill and other intangible assets	3,252	3,521
Prepaid expenses	1,836	2,233
Other assets	3,330	4,546

Total assets	$444,192	$380,135

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$245,618	$188,848
Reinsurance payable	9,424	5,741
Unearned premiums	13,090	8,853
Unearned management fees and commissions	26	261
Long-term debt and other secured borrowings	44,083	44,084
Accrued expenses	23,091	24,810

Total liabilities	335,332	272,597

Common shares
Authorized 50 billion shares; $.01 par value;
16.2 and 16.0 million common shares issued and outstanding	162	160
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	69,743	68,192
Retained earnings	35,619	37,115
Accumulated other comprehensive gain, net of tax	3,332	2,067

Total shareholders’ equity	108,860	107,538

Total liabilities and shareholders’ equity	$444,192	$380,135

Table 2
CRM Holdings, Ltd.
Consolidated Statements of Income

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Amounts in thousands, except per share data)
Revenues
Net premiums earned	$23,902	$31,581	$121,942	$116,843
Fee-based management services	1,732	2,356	7,329	8,846
Investment income	4,628	3,447	13,900	11,279

Total revenues	30,262	37,384	143,171	136,968

Expenses
Losses and loss adjustment expenses	24,277	16,895	85,506	64,075
Fees paid to general agents and brokers	510	701	3,983	2,438
Policy acquisition costs	3,950	5,283	19,153	18,313
Selling, general and administrative expenses	8,536	7,635	30,725	29,222
Interest expense	920	975	3,718	3,899

Total expenses	38,193	31,489	143,085	117,947

(Loss) income from continuing operations before income taxes	(7,931)	5,895	86	19,021
Tax (benefit) provision from continuing operations	(1,684)	1,147	(1,937)	979

(Loss) income from continuing operations	(6,247)	4,748	2,023	18,042

Discontinued operations
Income (loss) from discontinued operations before income taxes	648	372	(5,360)	2,733
Tax provision (benefit) from discontinued operations	156	186	(1,841)	633

Income (loss) on discontinued operations	492	186	(3,519)	2,100

Net (Loss) Income	$(5,755)	$4,934	$(1,496)	$20,142

(Loss) earnings per share from continuing operations
Basic	($0.38)	$0.29	$0.12	$1.11
Diluted	($0.38)	$0.29	$0.12	$1.11
Earnings (loss) per share from discontinued operations
Basic	$0.03	$0.01	($0.21)	$0.13
Diluted	$0.03	$0.01	($0.21)	$0.13
Net (loss) earnings per share
Basic	($0.35)	$0.30	($0.09)	$1.24
Diluted	($0.35)	$0.30	($0.09)	$1.24
Weighted average shares outstanding:
Basic	16,491	16,306	16,441	16,289
Diluted	16,491	16,318	16,441	16,307

Table 3
CRM Holdings Ltd.
Consolidated Statements of Cash Flow

	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,496)	$20,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,569	936
Amortization of unearned compensation, restricted stock	1,420	1,571
Amortization of premiums and discounts on available-for-sale investments	686	(879)
Net realized gains on sale of investments	(2,925)	(756)
Deferred income tax benefit	(913)	(1,792)
Changes in:
Cash and cash equivalents, restricted	(1)	5,737
Accrued interest receivable	(418)	(442)
Premiums receivable	1,957	3,914
Reinsurance recoverable	(25,217)	(7,835)
Accounts receivable	1,901	571
Deferred policy acquisition costs	(461)	520
Goodwill and other intangible assets	196	(162)
Prepaid expenses	324	323
Other assets	117	(28)
Reserve for losses and loss adjustment expenses	56,835	35,233
Reinsurance payable	3,683	4,203
Unearned premiums	4,237	773
Unearned management fees and commissions	(235)	(352)
Accrued expenses	(1,719)	10,072

Net cash provided by operating activities	39,540	71,749

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(297,371)	(204,019)
Proceeds from sales of available-for-sale investments	183,144	81,199
Proceeds from maturities of available-for-sale investments	70,030	67,655
Net sales and maturities of short-term investments	673	(398)
Acquisition of subsidiaries, net of cash received	—	(54)
Acquisition of other intangible assets	(102)	(645)
Purchases of fixed assets	(908)	(3,395)
Disposals of fixed assets	619	44
(Advances) and payments of loans receivable, net	—	(229)

Net cash used in investing activities	(43,915)	(59,842)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under long-term debt and other secured borrowings	(1)	(31)
Issuance of common shares — employee stock purchase plan	190	145
Net retirement of common shares — share-based compensation	(57)	(90)

Net cash provided by financing activities	132	24

Net (decrease) increase in cash	(4,243)	11,931
Cash and cash equivalents
Beginning	33,477	21,546

Ending	$29,234	$33,477

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the three months ended December 31, 2008
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$20,433	$3,469	$—	$—	$23,902
Management fees	1,910	—	—	—	(178)	1,732
Net investment income	(4)	2,829	517	30	(350)	3,022
Realized gains (losses)	—	1,606	—	—	—	1,606

Total revenues	1,906	24,868	3,986	30	(528)	30,262

Expenses:
Underwriting expenses	—	22,381	6,024	—	(178)	28,227
Interest expense	—	350	—	920	(350)	920

Depreciation and amortization	63	152	—	286	—	501
Operating expenses	1,604	4,860	290	1,791	—	8,545

Total expenses	1,667	27,743	6,314	2,997	(528)	38,193

Income (loss) from continuing operations before taxes	$239	$(2,875)	$(2,328)	$(2,967)	$—	$(7,931)

Total assets	$1,105	$437,970	$60,722	$5,141	$(62,451)	$442,487

	For the three months ended December 31, 2007
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$25,574	$6,007	$—	$—	$31,581
Management fees	2,667	—	—	—	(311)	2,356
Net investment income	6	2,171	1,093	83	(520)	2,833
Realized gains (losses)	—	614	—	—	—	614

Total revenues	2,673	28,359	7,100	83	(831)	37,384

Expenses:
Underwriting expenses	—	20,065	2,424	—	(311)	22,178
Interest expense	—	520	—	975	(520)	975

Depreciation and amortization	10	(6)	—	105	—	109
Operating expenses	533	2,810	340	4,544	—	8,227

Total expenses	543	23,389	2,764	5,624	(831)	31,489

Income (loss) from continuing operations before taxes	$2,130	$4,970	$4,336	$(5,541)	$—	$5,895

Total assets	$1,575	$329,847	$86,375	$7,662	$(52,359)	$373,100

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the year ended December 31, 2008
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$93,337	$28,605	$—	$—	$121,942
Management fees	8,216	—	—	—	(887)	7,329
Net investment income	(6)	9,737	2,080	211	(1,047)	10,975
Realized gains (losses)	—	2,901	24	—	—	2,925

Total revenues	8,210	105,975	30,709	211	(1,934)	143,171

Expenses:
Underwriting expenses	—	81,006	24,540	—	(887)	104,659
Interest expense	—	1,047	—	3,718	(1,047)	3,718

Depreciation and amortization	92	414	—	319	—	825
Operating expenses	7,750	18,660	1,023	6,450	—	33,883

Total expenses	7,842	101,127	25,563	10,487	(1,934)	143,085

Income (loss) from continuing operations before taxes	$368	$4,848	$5,146	$(10,276)	$—	$86

Total assets	$1,105	$437,970	$60,722	$5,141	$(62,451)	$442,487

	For the year ended December 31, 2007
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$91,560	$25,283	$—	$—	$116,843
Management fees	10,340	—	—	—	(1,494)	8,846
Net investment income	18	7,658	3,022	345	(520)	10,523
Realized gains (losses)	—	763	(7)	—	—	756

Total revenues	10,358	99,981	28,298	345	(2,014)	136,968

Expenses:
Underwriting expenses	—	72,730	11,152	—	(1,494)	82,388
Interest expense	—	520	—	3,899	(520)	3,899

Depreciation and amortization	33	85	—	392	—	510
Operating expenses	8,483	10,398	1,030	11,239	—	31,150

Total expenses	8,516	83,733	12,182	15,530	(2,014)	117,947

Income (loss) from continuing operations before taxes	$1,842	$16,248	$16,116	$(15,185)	$—	$19,021

Total assets	$1,575	$329,847	$86,375	$7,662	$(52,359)	$373,100

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands)		(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$1,910	$2,667	$8,216	$10,340
New York	—	—	—	—

	1,910	2,667	8,216	10,340

Revenues from Primary Insurance
California	12,021	18,749	55,947	71,392
New York/New Jersey	7,468	5,544	33,607	15,679
Other (1)	944	1,281	3,783	4,489

	20,433	25,574	93,337	91,560

Revenues from Reinsurance
California	3,013	2,844	18,842	12,773
New York/New Jersey	543	2,756	7,834	11,722
Other (2)	(87)	407	1,929	788

	3,469	6,007	28,605	25,283

Investment income (3)	4,628	3,447	13,900	11,279

Eliminations (4)	(178)	(311)	(887)	(1,494)

Total revenues from continuing operations	$30,262	$37,384	$143,171	$136,968

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(3)
Includes the elimination of $350 thousand and $1.0 million of Twin Bridges intercompany interest income on funds withheld by Majestic for the three months and year ended December 31, 2008 and $520 thousand of Twin Bridges intercompany interest income the three months and year ended December 31, 2007.

(4)	Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three months and years ended December 31, 2008 and 2007, respectively.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data (1)

	December 31,
	2008	2007

Number of Groups
California	4	5

Number of Group Members
California	376	422

Aggregate Annualized Premiums (1)
California	$49,034,590	$59,224,395

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassified as discontinued operations for all periods presented.

(2)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	For the three months ended		For the years ended
	December 31,		December 31,
	2008	2007	2008	2007

Primary Insurance Premiums	$20,433	$25,574	$93,337	$91,560
Loss and Loss Adjustments Expenses	19,143	15,336	68,326	57,378
Underwriting, Acquisition and Insurance Expenses (1)	8,250	7,533	31,754	25,835

Underwriting Profit (Loss)	$(6,960)	$2,705	$(6,743)	$8,347

Loss Ratio (2)	93.7%	60.0%	73.2%	62.7%
Expense Ratio (3)	40.4%	29.5%	34.0%	28.2%
Combined Ratio (4)	134.1%	89.5%	107.2%	90.9%

(1)
Does not include the elimination of $178 and $311 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended December 31, 2008 and 2007, respectively. Does not include the elimination of $887 thousand and $1.5 million of Majestic policy acquisition costs against fee-based management services commissions for the years ended December 31, 2008 and 2007, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended		For the years ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Reinsurance Premiums	$3,469	$6,007	$28,605	$25,283
Loss and Loss Adjustments Expenses	5,133	1,557	17,180	6,696
Underwriting, Acquisition and Insurance Expenses	1,181	1,207	8,383	5,486

Underwriting (Loss) Profit	$(2,845)	$3,243	$3,042	$13,101

Loss Ratio (1)	148.0%	25.9%	60.1%	26.5%
Expense Ratio (2)	34.0%	20.1%	29.3%	21.7%
Combined Ratio (3)	182.0%	46.0%	89.4%	48.2%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.